                                [GTSI Logo]
                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                         3901 STONECROFT BOULEVARD
                      CHANTILLY, VIRGINIA  20151-0808

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD MAY 18, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Government Technology Services, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Tuesday, May 18, 1999, at the Company's headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia, for the following purposes, each as more fully described in the attached Proxy Statement:

     1.   To elect eight directors to serve for the ensuing year.

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only record holders of common stock at the close of business on March 22, 1999 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible. IF YOU RECEIVED YOUR PROXY CARD FROM ADP, YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET AT WWW.PROXYVOTE.COM. PLEASE SEE THE INSTRUCTIONS APPEARING ON YOUR ADP PROXY CARD. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                   By Order of the Board of Directors

                                   Judith B. Kassel
                                   Corporate Secretary

Chantilly, Virginia
April 5, 1999
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                                                                          1
                                [GTSI Logo]
                   GOVERNMENT TECHNOLOGY SERVICES, INC.

                              PROXY STATEMENT

              INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of Government Technology Services, Inc. ("GTSI" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 18, 1999 at 9:00 a.m., Eastern Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia.

     These proxy solicitation materials are being first mailed on or about April 5, 1999 to all stockholders entitled to vote at the Annual Meeting.

     Only stockholders of record at the close of business on March 22, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 9,806,084 shares of the Company's Common Stock ("Common Stock") were issued and, after giving effect to 606,594 shares held in treasury, 9,199,490 shares were outstanding.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company's Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     As to all matters to be voted upon at the Annual Meeting, each stockholder is entitled to one vote for each share of Common Stock held.
The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum for the conduct of business at the Annual Meeting. If a quorum is present at the Annual Meeting, the nominees for director receiving the highest number of votes up to the number of directors to be elected will be elected. Abstentions are included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as
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                                                                          2
to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter.

     IF A STOCKHOLDER RETURNS A PROXY AND NO INSTRUCTIONS ARE GIVEN, SUCH SHARES WILL BE VOTED "FOR" EACH NOMINEE AS DIRECTOR.

     The cost of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to distribute proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is approximately $4,500 including out-of-pocket expenses. Pursuant to Securities and Exchange Commission ("SEC") rules, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's annual meeting of stockholders to be held in 2000, including the nomination of persons to serve on the Board, must be received by the Company's Secretary not later than December 7, 1999, for inclusion in the proxy statement for that meeting. Stockholders who wish to present a proposal at the Company's annual meeting to be held in 2000 which has not been included in the Company's proxy materials must submit such proposal in writing to the Company in care of the Secretary of the Company. Any such proposal received by the Secretary of the Company on or after February 18, 2000 shall be considered untimely under the provisions of the Company's bylaws governing nominations and the proposal of other business to be considered by stock holders at the Company's annual meetings. In addition, the Company's bylaws contain further requirements relating to timing and content of the notice which stockholders must provide to the Secretary of the Company for any nomination or other business to be properly presented at an annual meeting. It is recommended that stockholders submitting proposals direct them to the Company's Secretary via certified mail, return receipt requested, to ensure timely delivery. No stockholder proposals were received with respect to the Annual Meeting scheduled for May 18, 1999.


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
                                                                          3
                        FORWARD-LOOKING STATEMENTS

     This Proxy Statement, including certain documents incorporated herein by reference, contains "forward- looking" statements that involve certain risks and uncertainties. Actual results may differ materially from results express or implied by such forward-looking statements, based on numerous factors. Such factors include, but are not limited to, competition in the government markets, buying patterns of the Company's customers, general economic and political conditions, results of negotiations with lenders concerning the Company's credit facilities, changes in laws and government procurement regulations, and other risks described in this Proxy Statement and in the Company's other SEC filings. For these statements, the Company claims the protection of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995.


                    PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     Eight directors will be elected at the Annual Meeting by the holders of Common Stock as of the Record Date. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company's eight nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who will be designated by the present Board to fill the vacancy.
It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and such time as his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death.

     The names of the nominees, and certain information about them, are set forth below:

          NAME               AGE     POSITION(S) WITH THE COMPANY
-----------------------      ---     ----------------------------
Tania Amochaev                49     Director
Gerald W. Ebker               60     Director
Lee Johnson                   71     Director
Steven Kelman, Ph.D.          50     Director
James J. Leto                 55     Director
Lawrence J. Schoenberg        66     Director and Chairman Emeritus
John M. Toups                 73     Director
Dendy Young                   51     Chairman of the Board and
                                       Chief Executive Officer
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                                                                          4
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

     There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

     Ms. Amochaev has been a director since October 1994. Since February 1997, she has been the Chair of the Executive Committee of QuickResponse Services, Inc., the leading provider of demand chain management services for the retail industry, where she served as President from May 1992 until February 1997, and additionally as Chief Executive Officer from May 1993 until February 1997. From May 1988 to March 1992, she was Chief Executive Officer of Natural Language, Inc., a client server database tool software company. Ms. Amochaev is also a director of QuickResponse Services, Inc.; Symantec Corporation; and Walker Interactive Systems, Inc.

     Mr. Ebker has been a director since April 1994 and served as Chief Executive Officer from November 1 to December 18, 1995. From March 1963 until his retirement in December 1993, he held a number of executive management positions with various subsidiaries of IBM Corporation, retiring as IBM Vice President and Chairman and Chief Executive Officer of IBM Federal Systems Company, a government systems integrator.

     Mr. Johnson has been a director since March 1996. Since March 1984, he has been the President of Federal Airways Corporation, a provider of highly modified, special mission high altitude aircraft to civilian and defense agencies. From February 1986 to August 1994, Mr. Johnson served as Chairman of the Board of Falcon Microsystems, Inc., a government microcomputer reseller founded by Mr. Young and acquired by the Company in August 1994 ("Falcon").

     Dr. Kelman has been a director since October 1997. Since September 1997, he has been the Weather head Professor of Public Management at Harvard University's John F. Kennedy School of Government. From November 1993 to September 1997, Dr. Kelman served as Administrator of the Office of Federal Procurement Policy at the Office of Management and Budget. From 1986 to 1993, he was Professor of Public Policy at Harvard. Dr. Kelman is also a director of Federal Sources, Inc.

     Mr. Leto has been a director since March 1996. Since June 1996, he has been the Chairman, President and Chief Executive Officer of Treev, Inc. (formerly known as Network Imaging Corporation), a developer and marketer of software used to manage client/server, object-oriented, and enterprise-wide information. From January 1992 until February 1996, he was Chairman and Chief Executive Officer of PRC, Inc. ("PRC"), a provider of scientific and technology-based systems, products and services to government and commercial clients around the world. Mr. Leto is also a director of Federal Sources, Inc.

                                                                          5
     Mr. Schoenberg has been a director since December 1991 and served as Chairman of the Board from February 1995 until his election as Chairman Emeritus in May 1998. He also previously served as a director of the Company from March 1990 to December 1990, and as Chairman of the Board from May 1990 to December 1990. Mr. Schoenberg served as Chief Executive Officer and Chairman of the Board of Directors of AGS Computers, Inc. from January 1967 until his retirement in December 1990, and as Chairman of its Executive Committee from January 1991 to December 1991. Mr. Schoenberg is also a director of Sungard Data Services, Inc.; Merisel, Inc.; and Cellular Technical Services Company, Inc.

     Mr. Toups has been a director since October 1997. From January 1978 until his retirement in February 1987, Mr. Toups was President and CEO of PRC. Mr. Toups is also a director of NVR, Inc.; CACI, Inc.; Halifax Corporation; TelePad Corporation; and Thermatrix, Inc.

     Mr. Young has served as Chairman of the Board since May 1998 and has been Chief Executive Officer and a director since December 1995. From December 1995 to May 1998, he also served as President. From August 1994 until joining the Company, Mr. Young was Principal and Consultant of The Exeter Group, a management consulting firm he founded. From January 1989 until August 1994, he served as President, Chief Executive Officer and a director of Falcon.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1998, the Board held a total of five meetings, and each director of the Company attended at least 75% of the meetings of the Board held during the period that he or she was a director and at least 75% of all meetings held by all committees of the Board on which he or she served. The Board has standing audit, compensation and nominating committees, as discussed below.

     The Audit Committee is currently comprised of Ms. Amochaev, Mr. Johnson (who also serves as Chairperson) and Mr. Schoenberg, and did not meet formally during 1998; however, committee business was conducted through committee member discussions concerning audit and other Company financial matters during meetings of the entire Board as well as telephone conferences among the Committee members, the Company's financial personnel and the Company's independent accountants. The Audit Committee selects the Company's independent accountants; reviews reports from accountants and from the Company's financial officers; reviews transactions relating to officers and directors; assesses the Company's quality of financial reporting and accounting principles as it relates to the financial condition of the Company; monitors compliance with applicable laws and regulations that may significantly impact the Company, including Federal

                                                                          6
procurement and employment laws; monitors compliance with the Company's code of ethical conduct; and generally performs functions related to the financial condition and policies of the Company.

     The Compensation Committee is currently comprised of Messrs. Ebker, Leto (who also serves as Chair person) and Toups, and did not meet formally during 1998; however, committee business was conducted through committee member discussions concerning compensation matters during meetings of the entire Board as well as through telephone conferences, and formalized using forms of unanimous written consent. See "Executive Compensation and Other Information -- Compensation Committee Interlocks and Insider Participation" and "Compensation Committee Report on Executive Compensation." The Compensation Committee's responsibilities include administering the Company's stock option plans (including determining the persons to whom options are granted and the terms of such options), the Company's Employee Stock Purchase Plan ("ESPP"), and the Company's 401(k) Plan; advising the Board on employee compensation matters, including executive bonus plans; and performing such other duties regarding compensation matters as may be delegated to it by the Board from time to time.

     The Nominating Committee is currently comprised of Messrs. Kelman and Young, and did not meet formally during 1998; however, committee business was conducted through committee member discussions concerning nomination matters during meetings of the entire Board as well as through telephone conferences. The Nominating Committee's responsibilities are to seek, evaluate and recommend to the Board qualified individuals for election to the Board by the stockholders, or by the Board to fill vacancies thereon whenever vacancies occur; advise the Board on matters pertaining to the size and composition of the Board; and consider nominees for the Board whose names are timely submitted by stockholders in writing to the Chairperson of the Nominating Committee accompanied by such information regarding the nominee as would be required under SEC rules if the stockholder were soliciting proxies with regard to the election of such nominee.

COMPENSATION OF DIRECTORS

     All non-employee directors of the Company receive automatic grants of stock options under the Company's 1996 Stock Option Plan ("1996 Plan") of 15,000 shares upon initial election (30,000 in the case of the non-employee Chairperson of the Board), and upon each subsequent annual re-election, to the Board. Each such automatic option grant vests over a 12-month period, with the first vesting occurring at the end of the month in which the date of grant occurred. Such options are granted at exercise prices equal to the closing price of Common Stock on The Nasdaq Stock Market on the date of grant. As of March 1, 1999, options to purchase an aggregate of 355,000 shares had been granted to the Company's seven non-employee directors under
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
                                                                          7
the 1996 Plan, at exercise prices ranging from $4.88 to $5.44 per share. Non-employee directors of the Company are not eligible to participate in the Company's other stock option plans or the ESPP. Directors of the Company do not receive any other compensation for their service on the Board or any committee thereof, but are reimbursed for their reasonable out-of-pocket expenses incurred in association with the performance of their duties.

     In January 1998, the Company entered into an agreement with Federal Airways Corporation, a company of which Mr. Johnson is the owner and president, whereby it would be compensated by the Company for his services as primary negotiator in the Company's February 1998 acquisition of the Technology Systems Division of BTG, Inc., and for ongoing matters related thereto, as follows: (1) a daily fee of $1,500 for each full day devoted to the acquisition effort and for ongoing matters related thereto; (2) a cash payment of $300,000 payable after the closing; (3) an option to purchase 50,000 shares of Common Stock at $5.25 per share (i.e., the closing price of Common Stock on the date of grant, which coincided with the date of execution of the initial letter of intent with BTG, Inc. for the acquisition), fully vested and exercisable upon grant for a term of 10 years; and (4) reimbursement of reasonable and documented expenses incurred in connection with such efforts. During the period from January 1, 1998 through March 1, 1999, Federal Airways had been paid an aggregate of $476,852.48 under the foregoing agreement. In addition, the Company and Federal Airways entered into a consulting agreement which provides for the Company to pay a daily fee of $1,500 (not to exceed an aggregate of $50,000 per year) for Mr. Johnson's consulting services on general company business matters. During the period from January 1, 1998 through March 1, 1999, no payments have been made to Federal Airways under the agreement, which began in January 1997 and will continue until Mr. Johnson ceases to be a director or until either party terminates the agreement.

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                                                                          8
                         COMMON STOCK OWNERSHIP OF
                   PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 1, 1999 (except as noted otherwise) by: (i) each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors who owns Common Stock; (iii) each of the executive officers named in the Summary Compensation Table on page 12; and (iv) all current directors and executive officers of the Company as a group.

                                               SHARES              PERCENT
                                            BENEFICIALLY             OF
 NAME OF BENEFICIAL OWNER (1)                   OWNED               CLASS
------------------------------              -------------          -------


BTG, Inc.                                    1,300,000              12.0%
3877 Fairfax Ridge Road
Fairfax, VA  22030-7448


Linwood A. Lacy, Jr.                         1,239,700              11.5
c/o Solomon, Ward, Seidenwurm & Smith
401 B Street, Suite 1200
San Diego, CA  92101


Dendy Young (2)                                904,130               8.4


Shufro, Rose & Ehrman, LLC                     827,780               7.7
745 Fifth Avenue
New York, NY  10151-2600


Hal Lashlee (3)                                715,500               6.6
P.O. Box 7680
491 Alpine View
Incline Village, NV  89450


Franklin Resources, Inc.                       685,800               6.3
777 Mariners Island Blvd.
P.O. Box 777
San Mateo, CA  94403-7777


Lawrence J. Schoenberg (4)                     288,002               2.7


Gerald W. Ebker (5)                            176,200               1.6


Lee Johnson (6)                                100,000                *


William E. Johnson, Jr. (7)                     79,666                *


Stephen L. Waechter (8)                         72,954                *


Tania Amochaev (9)                              59,000                *


James J. Leto (10)                              51,000                *


Arthur D. Lambert (11)                          40,500                *


Steven Kelman, Ph.D. (12)                       25,000                *


John M. Toups (13)                              25,000                *


Joel A. Lipkin, Ph.D. (14)                      20,000                *


All current directors and executive
officers as a group (22 persons) (15)        2,038,469              18.8%



  *  Less than one percent.

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                                                                          9

(1)  Such persons have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)  Includes 760,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998, and 830 shares held in the name of Mr. Young's minor children.

(3)  To the Company's knowledge, includes 500,000 and 100,000 shares held by UZONA II and UZONA III, respectively, Nevada corporations of which Mr. Lashlee is the sole director and owns 100% of the voting stock.  To the Company's knowledge, all of the non-voting interest in UZONA III is held by Lou Ann Barton, the mother of Mr. Lashlee's minor children.

(4)  Includes 81,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(5)  Includes 104,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(6)  Includes 95,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(7)  Consists of shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(8)  Includes 66,666 shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(9)  Includes 54,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(10) Consists of shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(11) Consists of shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(12) Consists of shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(13) Consists of shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(14) Consists of shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.

(15) Includes 1,618,229 shares for which options are exercisable or become exercisable within 60 days after March 1, 1999.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC reports concerning their beneficial ownership of the Company's equity securities. Pursuant to Item 405 of Regulation S-K, the Company has an affirmative duty to provide proxy statement disclosure of "insiders" who do not timely file such reports. To the knowledge of the Company, based solely on its review of the copies of such forms received by it from its directors, officers and greater than 10% beneficial owners, Messrs. Ebker and Zelinger each filed on an untimely timely basis one report, each containing one transaction relating to Common Stock beneficially owned by them.

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
                                                                         10
                            EXECUTIVE OFFICERS

     The executive officers of the Company, and certain information about each of them, are as follows:

        NAME               AGE                TITLE
-----------------------    ---    ----------------------------------------
Dendy Young                 51    Chairman of the Board and
                                    Chief Executive Officer
Michael E. Berman           45    Senior Vice President, Sales
William E. Johnson, Jr.     58    Senior Vice President, Operations
Stephen L. Waechter         48    Senior Vice President and
                                    Chief Financial Officer (until
                                    April 12, 1999)
Robert D. Russell           59    Senior Vice President and
                                    Chief Financial Officer (beginning
                                    no later than April 15, 1999)
Dennis G. Defensor          46    Vice President, Web Commerce
John H. Demmon              42    Vice President and
                                    Chief Information Officer
Joseph J. Draham, Jr.       51    Vice President, Marketing &
                                    Congressional Affairs
Kenneth B. Grimsley         36    Vice President, Sales Operations
Judith B. Kassel, Esq.      41    Vice President & General Counsel, and
                                    Corporate Secretary
Joel A. Lipkin, Ph.D.       45    Vice President, Business Development
Mark P. Noftsinger          50    Vice President, Corporate Financial
                                    Planning and Analysis
Mark A. Smith               40    Vice President, Purchasing
Michelle F. Tutt            40    Vice President, Human Resources
J. David Weaver             33    Vice President, Operations
Mark A. Zelinger            47    Vice President, Vendor Relations
                                    and Product Marketing


     Officers are appointed by and serve at the discretion of the Board or, with respect to officers at the Vice President level, the Chief Executive Officer.

     For information concerning Mr. Young, see "Election of Directors -- Nominees."

                                                                         11
     Mr. Berman joined the Company in February 1999 as Senior Vice President, Sales. From November 1994 until joining the Company, he served as Vice President, Business Development for NCR Government Systems Corporation, a world leader in scalable data warehouses, networked computing and server enabling software. From April 1992 to November 1994, Mr. Berman served as Vice President, Sales and Marketing for PRC.

     Mr. Johnson joined the Company in August 1994 as a result of the Company's acquisition of Falcon. He served as Vice President, Product Management from October 1994 to June 1995; as Vice President, Purchasing & Distribution from June 1995 to January 1996; and as Vice President, Operations from January 1996 until his promotion to Senior Vice President, Operations in October 1997. From February 1988 until joining the Company, he served in various inventory management positions, most recently as Senior Director of Distribution, at Falcon.

     Mr. Waechter (who is leaving the Company effective April 12, 1999) joined the Company in December 1997, serving as Vice President and Chief Financial Officer until his promotion in March 1998 to Senior Vice President and Chief Financial Officer. From September 1996 until joining the Company, he served as Chief Financial Officer for the Vincam Group, Inc., a professional employers' organization. From September 1993 to September 1996, he served as Chief Financial Officer for Applied Bioscience International, Inc., a contract research organization.

     Mr. Russell will be joining the Company no later than April 15, 1999, as Senior Vice President and Chief Financial Officer. From May 1995 until joining the Company, he served as Vice President, Treasurer & Chief Financial Officer for TelePad Corporation, a provider of mobile computer integration services. From August 1994 to May 1995, Mr. Russell was a consultant to the Company. From April 1986 to August 1994, he served as Vice President, Finance and Administration, Secretary and Treasurer for Falcon.

     Mr. Defensor joined the Company in October 1997 as Vice President, Marketing Communications. From February 1994 to March 1997, he was President and Chief Executive Officer of TerraGlyph Interactive Studios, Inc., a developer and producer of feature film animation-quality edutainment software products. From March 1993 to February 1994, Mr. Defensor was President and Chief Executive Officer of ICOM Simulations, Inc., a software development company.

     Mr. Demmon joined the Company in February 1998 as Director, Information Technology as a result of the Company's acquisition of the Technology Systems Division of BTG, Inc., where he served as Director, Business Information Systems from October 1995 to February 1998. From

                                                                         12
December 1992 until its October 1995 acquisition by BTG, Mr. Demmon served as Director, Operations for Concept Automation, Inc., a reseller of microcomputer products and services to the government.

     Mr. Draham joined the Company in November 1998 as Vice President, Marketing & Congressional Affairs. From July 1991 until joining the Company, he served as Vice President, Marketing for EDS, a manufacturer of computer hardware and peripherals.

     Mr. Grimsley joined the Company in August 1994 as a result of the Company's acquisition of Falcon and served in various sales management positions until his appointment in March 1998 as Vice President, Sales Operations. From November 1987 until joining the Company, he served in various sales management positions, most recently as Special Project Manager, at Falcon.

     Ms. Kassel joined the Company in November 1991 and served in various legal positions until her appointment in February 1998 as Vice President & General Counsel. She has served in the additional capacity of Corporate Secretary since November 1997 and previously served as an Assistant Corporate Secretary from May 1996 to November 1997.

     Mr. Lipkin joined the Company in March 1997 as Vice President, Business Development. From March 1987 to January 1997, he was employed by Zenith Data Systems, an integrator and reseller of microcomputer products and services to the Government, where he served in various business management positions, including serving as Vice President, Systems Integration from August 1991 to January 1997.

     Mr. Noftsinger joined the Company in February 1998 as Vice President, Corporate Financial Planning and Analysis, as a result of the Company's acquisition of the Technology Systems Division of BTG, Inc., where he served as Vice President of Finance from October 1995 to February 1998. From September 1990 until its October 1995 acquisition by BTG, Mr. Noftsinger served as Vice President of Finance and Chief Financial Officer for Concept Automation, Inc., a reseller of microcomputer products and services to the government.

     Mr. Smith joined the Company in August 1994 as a result of the Company's acquisition of Falcon, and served as Director of Purchasing until his appointment in December 1997 as Vice President, Purchasing. From July 1993 until joining the Company, he served as Director of Purchasing for Falcon.

                                                                         13
     Ms. Tutt joined the Company in December 1987 and served in various human resources management positions until her appointment in February 1998 as Vice President, Human Resources.

     Mr. Weaver joined the Company in February 1998 as Vice President, Operations, as a result of the Company's acquisition of the Technology Systems Division of BTG, Inc., where he served as Vice President, Operations from September 1997 until joining the Company. From January 1996 to September 1997, Mr. Weaver served as Manager, Transportation and Distribution for Monarch Marking Systems, a manufacturer of bar code printing and scanning equipment. He served as Product Distribution Manager for Legent Corporation, a software developer and reseller, from May 1994 until its acquisition by Computer Associates International in August 1995, and continued to serve in the same capacity for Computer Associates until October 1995. From July 1984 to May 1994, Mr. Weaver served as Operations Manager for Merchandise Warehouse Company, a provider of commercial warehousing and related services.

     Mr. Zelinger joined the Company in November 1998 as Vice President, Vendor Relations. From April 1998 until joining the Company, he served as Vice President, Sales for Atlantic Duncans International, a provider of enterprise resource planning in information technology solutions. From April 1996 to April 1998, Mr. Zelinger served as Director of Marketing for BTG, Inc. From October 1994 to April 1996, he served as Vice President, Field Operations for FCP Technologies, Inc., a microcomputer systems integrator.

                                                                         14
               EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for the three years ended December 31, 1998 concerning compensation paid or accrued by the Company to or on behalf of: (i) the Chief Executive Officer ("CEO"); and
(ii) the four most highly compensated executive officers other than the CEO whose compensation during 1998 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                        LONG-TERM
                                                ANNUAL COMPENSATION                COMPENSATION AWARDS
                                        -------------------------------------    -----------------------
                                                                    OTHER        RESTRICTED   SECURITIES          ALL
        NAME AND                                                    ANNUAL         STOCK      UNDERLYING         OTHER
   PRINCIPAL POSITION            YEAR    SALARY        BONUS     COMPENSATION     AWARD(S)      OPTIONS      COMPENSATION
                                         ($)(1)        ($)(2)        ($)(3)          ($)          (#)             ($)
---------------------------      ----   ---------     ---------  ------------    ----------   ----------     ------------

Dendy Young                      1998   $ 310,374     $ 69,405     $      0      $       0           0       $ 150,000(4)
Chairman and                     1997           1            0            0              0           0         323,077(4)
Chief Executive Officer          1996           1            0            0              0           0         400,000(4)

Stephen L. Waechter (5)          1998     212,096       71,489(6)         0              0           0               0
Senior Vice President and        1997       6,308(7)         0            0              0     100,000               0
Chief Financial Officer          1996           0            0            0              0           0               0

William E. Johnson, Jr.          1998     181,846       73,381            0              0      20,000               0
Senior Vice President,           1997     123,654        8,625            0              0      40,000               0
Operations                       1996     115,000            0            0              0      10,000               0

Joel A. Lipkin, Ph.D.            1998     155,073       61,961            0              0           0               0
Vice President,                  1997     116,558(7)         0            0              0      50,000               0
Business Development             1996           0            0            0              0           0               0

Arthur D. Lambert                1998     159,255       41,345            0              0           0               0
Vice President,                  1997     145,000      105,556(8)         0              0           0               0
Field Sales                      1996       9,365(7)         0            0              0      90,000               0



(1)  Includes amounts, if any, deferred by the Named Executive Officer pursuant to the Company's 401(k) plan.

(2)  Bonuses under any Executive Bonus Plan are based on corporate and individual performance.  See "Compensation Committee Report on Executive Compensation -- Executive Bonus Plan."

(3)  Pursuant to SEC rules, perquisites not exceeding the lesser of $50,000 or 10% of a Named Executive Officer's combined salary and bonus are not required to be reported.

(4)  Consists of payments under the August 16, 1994 Consulting and Non-Competition Agreement entered into between Mr. Young and the Company in connection with the August 1994 Falcon acquisition.

(5)  Mr. Waechter is leaving the Company effective April 12, 1999.

(6)  Includes $48,493 payable under the 1997 Executive Bonus Plan, a $2,996 "spot" bonus and $20,000 payable in connection with
     Mr. Waechter's acceptance of Company employment.

(7)  Represents compensation for that portion of the year in which the officer commenced employment with the Company.

(8)  Includes $15,000 payable under the 1997 Executive Bonus Plan and $90,556 payable in connection with Mr. Lambert's acceptance of Company employment.

/TABLE

                                                                         15
OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options made during the year ended December 31, 1998 to each of the Named Executive Officers:


                                                                         POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK
                                                                           PRICE APPRECIATION
                             INDIVIDUAL GRANTS                             FOR OPTION TERM(4)
----------------------------------------------------------------------   ---------------------
                         NUMBER OF   % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING  GRANTED TO
                          OPTIONS    EMPLOYEES    EXERCISE   EXPIRATION
      NAME               GRANTED(1)  IN 1998(2)   PRICE(3)      DATE        5%           10%
                            (#)         (%)        ($/SH)                  ($)           ($)
----------------------   ----------  ----------   --------   ----------  --------     --------

Dendy Young                  0            0           0           -           -           -

Stephen L. Waechter (5)      0            0           0           -           -           -

William E. Johnson, Jr.   20,000        3.4%       $4.875     2/4/2005     $39,692     $92,500

Joel A. Lipkin, Ph.D.        0            0           0           -           -           -

Arthur D. Lambert            0            0           0           -           -           -



(1)  Such options were granted under the Company's various stock option plans, vest and become exercisable in three equal annual installments and were granted for a term of seven years, subject to earlier termination under certain circum stances relating to termination of employment.

(2)  During fiscal 1998, employees were granted under the Company's various stock option plans or in accordance with employment offers, and non-employee directors were granted automatically under the 1996 Plan, options to purchase an aggregate of
     597,250 shares of Common Stock.

(3)  Represents the closing price of the Company's common stock on The Nasdaq Stock Market on the grant date.

(4)  Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options.  These values are based on certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on SEC Rules.  The actual values, if any, will depend upon, among other factors, the future performance of Common Stock, overall market conditions and the Named
     Executive Officer's continued employment with the Company.  Therefore, the potential values reflected in this table may not necessarily be achieved.

(5)  Mr. Waechter is leaving the Company effective April 12, 1999.

                                                                         16
AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended, and unexercised options held as of, December 31, 1998:

                                                             NUMBER OF
                                                            SECURITIES      VALUE OF
                                                            UNDERLYING     UNEXERCISED
                                                            UNEXERCISED   IN-THE-MONEY
                                                            OPTIONS AT     OPTIONS AT
                                                             12/31/98       12/31/98
                            SHARES                         -------------  -------------
                           ACQUIRED           VALUE        EXERCISABLE/   EXERCISABLE/
                          ON EXERCISE       REALIZED       UNEXERCISABLE  UNEXERCISABLE
      NAME                    (#)            ($)(1)             (#)          ($)(2)
----------------------   ------------     ------------     -------------  -------------

Dendy Young                    0                0             780,000        $546,875
                                                               20,000               0

Stephen L. Waechter (3)        0                0              66,666               0
                                                               33,334               0

William E. Johnson, Jr.        0                0              62,332               0
                                                               37,668               0

Joel A. Lipkin, Ph.D.          0                0              15,000               0
                                                               35,000               0

Arthur D. Lambert (4)          0                0              31,500               0
                                                               58,500               0


(1)  Represents the excess of the market value of the shares acquired upon exercise of such options over the exercise price of such options.

(2)  Represents the excess of the market value of the shares subject to such options over the exercise price of such options.

(3)  Mr. Waechter is leaving the Company effective April 15, 1999, at which time 66,666 of his options will be fully vested and exercisable, and the remaining 33,334 unvested options will be canceled.

(4)  Mr. Lambert is leaving the Company effective April 15, 1999, at which time 40,500 of his options will be fully vested and exercisable, and the remaining 49,500 unvested options will be canceled.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee presently consists of three non-employee directors: Messrs. Ebker, Leto and Toups. No member of the Compensation Committee is a current or former officer or employee of the Company. Although Mr. Young is not a member of the Compensation Committee, he is expected to attend Committee meetings at the request of the Committee to provide information to, and respond to questions from, the Committee. Mr. Young does not exercise any of the rights or have any of the responsibilities of a Committee member. He is not entitled to vote on any matters before the Compensation Committee and does not participate in any Committee decisions regarding compensation, including his own. See "Compensation Committee Report on Executive Compensation."

                                                                         17
EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND
CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to an employment agreement dated January 1, 1998 (the "1998 Employment Agreement"), Mr. Young serves as the President and Chief Executive Officer of the Company for a term ending December 31, 2000, and he is nominated each year to serve as a member of its Board. Mr. Young is paid a salary of $300,000 per year, reviewed annually by the Board of Directors, plus a $150,000 annual bonus payable quarterly within 30 days after the end of each fiscal quarter. Eligibility for the bonus payment is determined as follows: 50% upon attainment of earnings before interest and taxes ("EBIT") (adjusted for Board-approved one-time charges (e.g. acquisition costs)) to be determined annually by the Board (provided, however, that for 1998 the EBIT target shall be 1%); and 50% upon attainment of a return on assets to be determined annually by the Board. Return on assets is defined as annualized net income divided by average assets calculated on a 12-month rolling average. (Effective January 1, 1999, the Company and Mr. Young amended the 1998 Employment Agreement (1) to provide that eligibility for the bonus payment shall be upon attainment of earnings before taxes ("EBT") (adjusted for Board-approved one-time charges (e.g. acquisition costs)) to be determined annually by the Board; and (2) to delete the return on assets component therefrom.) Bonus payments are paid in ratio to the percentage of the goal achieved contingent upon achievement of at least 80% of the target. Mr. Young is also entitled to such other benefits and perquisites as provided to other senior officers pursuant to policies established from time to time by the Board.

     The 1998 Employment Agreement may be terminated by the Company for Cause (as defined in such agreement) upon 10 business days' notice to Mr. Young; and other than for Cause upon 60 days' notice to Mr. Young and by paying to him a lump sum equal to 12 months' salary plus accrued bonus to date. Mr. Young may terminate the 1998 Employment Agreement without cause at any time upon 60 days' notice and, in such event, he will be entitled to all compensation and other benefits that have accrued as of the termination date. In addition, Mr. Young may terminate the 1998 Employment Agreement upon five days' notice to the Company in the event of a Change of Control (as defined in such agreement) and the assignment of duties to him materially inconsistent with his position and status with the Company, in which event the Company will be obligated to pay to him a lump sum equal to 12 months' salary plus all compensation and other benefits that have accrued as of the termination date.

     Pursuant to an agreement dated December 18, 1995 (the "1995 Employment Agreement"), Mr. Young served as the President and Chief Executive Officer of the Company, as well as a member of its Board of Directors, for a term ending January 1, 1998. Mr. Young was paid annual cash compensation of

                                                                         18
$1.00 per year, payable annually in advance, and was entitled to such other benefits and perquisites, including any executive bonus plan, as provided to other senior officers pursuant to policies established from time to time by the Board. In addition, as a material inducement to Mr. Young to enter into the 1995 Employment Agreement, the Company granted to him a non-statutory stock option to purchase an aggregate of 700,000 shares of Common Stock at $3.75 per share (which price represents the closing price on the date of grant of Common Stock on The Nasdaq Stock Market), vesting as to 350,000, 250,000 and 100,000 shares on December 18, 1995, 1996 and
1997, respectively.

     Mr. Young is also entitled to the remaining payments under the Consulting and Non-Competition Agreement (entered into between Mr. Young and the Company in connection with the August 1994 Falcon acquisition), the aggregate of which equaled $69,231 as of March 1, 1999.

     Under an offer letter agreement dated November 14, 1997, Mr. Waechter would be eligible for six months' base salary and immediate vesting all outstanding stock options if his duties or responsibility are materially modified without his consent, or in the case of a change of control (as defined in the agreement), or if his employment ceases for any reason other than for cause (as defined in the agreement). However, Mr. Waechter is leaving the Company voluntarily effective April 12, 1999 and is therefore not eligible for any severance benefits.

     Under the Company's severance plan as amended to date (the "Severance Plan"), officers of the Company at the Vice President level and above (not including Mr. Young) who have completed nine full consecutive calendar months of employment ("Eligible Officers") are entitled to receive certain severance benefits for one year following termination of employment, if such termination is non-temporary, involuntary and without cause. An Eligible Officer is entitled to such severance benefits regardless of length of employment with the Company if such termination is a result of the Company's divestment of an operating unit and the Eligible Officer is not offered employment with the acquiring company on substantially the same terms as his or her employment with the Company. In addition, if there is a "change of control" of the Company, an Eligible Officer will receive benefits under the Severance Plan regardless of length of employment with the Company if such officer terminates his or her employment with the Company either for any reason within one year following the change in control or for "good reason" (which includes the assignment to the Eligible Officer of significant duties inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following such change in control. A "change in control" of the Company is defined in the Severance Plan to mean: (i) an acquisition of 50% or more

                                                                         19
of the Company's outstanding voting securities; (ii) during any 12-month period, individuals who were directors at the beginning of such period cease to constitute at least a majority of the Board of Directors, unless the election of each new director is approved by a majority of directors then in office who were directors at the beginning of such period; (iii) certain mergers of the Company or a sale of all or substantially all of its assets; or (iv) a liquidation of the Company. Each Eligible Officer is entitled to one year of severance pay based on his or her highest annual compensation (base salary plus car allowance) prior to termination. In addition, an Eligible Officer may elect to accept accelerated vesting of his or her then outstanding but unvested stock options partially or wholly in lieu of accrued severance pay. In order to receive severance benefits under the Severance Plan, each Eligible Officer is required to execute an employment separation agreement with the Company which provides, among other things, for confidentiality, a general release in favor of the Company, and a covenant not to compete with the Company for a period of 12 months after any termination of Company employment.

     On March 10, 1997, the Board unanimously voted to terminate the Severance Plan. However, such termination will not be effective with respect to current Eligible Officers, including Mr. Johnson (whose benefits under the Severance Plan, in accordance with the terms thereof, may not be adversely affected without his consent and, in any case, not affecting Mr. Young, as noted above), but only to officers who had not qualified as Eligible Officers prior to March 10, 1997.

     Based on current compensation levels, the amount that would be payable under the Severance Plan to Mr. Johnson if his employment were terminated in March 1999, if he was eligible for and elected severance benefits solely under the Severance Plan and if he did not elect accelerated vesting, would be $181,846, payable pro rata over 24 semimonthly periods. Messrs. Waechter, Lambert, Lipkin and Young are not eligible for benefits under the Severance Plan.

     Under an offer letter agreement dated February 12, 1997, Mr. Lipkin would be eligible for immediate vesting all outstanding stock options in the event of a change of control (as defined in the agreement).

     Under an employment agreement entered into between the Company and Mr. Lambert in September 1998, Mr. Lambert agreed to remain an employee of the Company until April 15, 1999, at which time he is leaving the Company voluntarily and is not in any event eligible for severance benefits.

                                                                         20
     THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

POLICY AND OBJECTIVES

     The Company's compensation program for executive officers is designed to attract, motivate and retain qualified executive officers and is generally administered by the Compensation Committee. The Company's program is based on compensation policies and plans which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's executive officers with those of its stockholders. Accordingly, the Committee, which is composed entirely of non-employee directors, structures such policies and plans to pay competitive levels of compensation for competitive levels of performance, and to provide for superior compensation opportunities for superior levels of performance.

     The Company actively collects and analyzes compensation information from ten competitive computer resellers (the "Competitive Group"; all of which are publicly traded companies, and six of which are listed in the Company's Peer Index used in the Performance Graph appearing elsewhere in this Proxy Statement). This information, and other market and competitive information collected by the Company's Human Resources department, is used as the basis for comparing the compensation of the Company's executive officers to amounts paid to executive officers with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar business as the Company.

COMPONENTS

     The Company's executive compensation program includes three components, each of which is intended to serve the overall compensation approach described above: base salary, an executive bonus and stock options.

     BASE SALARY

     The Committee believes that the Company pays base salaries to its executive officers that are set conservatively, and below the median, compared with executive officers employed at competing companies. The

                                                                         21
Committee, among other things, reviews and approves the annual salaries of the Company's CEO, and Executive Vice President(s). The CEO and the Chairperson of the Committee have been delegated by the Board the collective authority to set the annual base salaries of the remaining, less senior executive officer positions. Additionally, all full-time executive officers are eligible to participate in the Company's broad-based employee benefit plans.

     EXECUTIVE BONUS PLAN

     The Committee believes that a significant portion of each executive officer's total compensation should be "at risk" in the form of incentive compensation. Accordingly, under an annual Executive Bonus Plan developed and implemented under the Committee's supervision, the Company pays cash bonuses to all its eligible executive officers according to a formula that varies, according to position, on two factors: (1) certain Company financial goals (net income and gross margin); and (2) certain individual goals. Individual bonuses are calculated as a percentage of base salary and range from 25% to 40% in the case of officers generally, other than the CEO. In 1998, bonuses were earned by executive officers based on application of the Executive Bonus Plan's formula. The CEO additionally employs the occasional use of "spot" bonuses in recognition of extraordinary performance.

     STOCK OPTIONS

     Options to purchase Common Stock are a key component of the Company's executive compensation program. The Committee views the grant of stock options as a valuable incentive that serves to align the interests of executive officers with the Company's goal of enhancing stockholder value. Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee reviews and acts upon recommendations by the Company's CEO with regard to the grant of stock options to executive officers (other than to himself). In determining the size and other terms of an option grant to an executive officer, the Committee considers a number of factors, including such officer's position, responsibilities and previous stock option grants (if any). Options typically vest in equal installments over three to five years and, therefore, encourage an officer to remain in the employ of the Company.

     During 1998, option grants were made to eight executive officers in connection with each person's acceptance of an officer-level position with the Company, and to one current executive officer as a performance incentive.

                                                                         22
CHIEF EXECUTIVE OFFICER COMPENSATION

     In evaluating the CEO's compensation, the Committee reviewed the compensation for similar positions at each of the companies in the Competitive Group. In addition, the Committee selected for review 48 of the companies (based on primary business focus, size and location) participating in the Radford Associates 1997 Executive Compensation Report for the position of Corporate CEO/President. The Committee studied the base salary, annual bonuses, stock options and grants, and other long-term compensation of the chief executive officers in each of the companies, and recommended Mr. Young's salary to the Board by targeting the 50th percentile of base and target bonus based upon the Committee's research. Mr. Young's current compensation plan is intended to provide significant incentives to him to increase the Company's value (as reflected in its stock price) to the benefit of all Company stockholders, while the focus of his annual bonus is on achieving short-term financial goals.

     Mr. Young's compensation, as set forth in the 1998 Employment Agreement and the 1995 Employment Agreement, respectively (See "Employment Agreements and Termination of Employment and Change of Control
Arrangements" on page 14), was unanimously approved by the Board. Mr. Young has been the Company's CEO, as well as a member of its Board, since December 18, 1995.

OTHER MATTERS

     Mr. Young from time to time consulted with, and made recommendations to, the Committee with respect to the compensation of the Company's executive officers other than himself. Other than as delegated by the Board (as set forth above), Mr. Young did not participate in decisions relating to executive officer compensation, including his own, and did not participate on matters relating to the administration of the Company's stock option plans.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly-held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the chief executive officer or one of the four most highly compensated officers (other than the chief executive officer) to the extent that compensation (including stock-based compensation) paid to each such officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. The 1996 Stock Option Plan is designed so that amounts realized on the exercise of options granted thereunder may qualify as "performance-based compensation" that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m), but may enter into

                                                                         23
arrangements that do not satisfy exceptions to Section 162(m), as the Committee determines to be appropriate. In particular, based upon the Company's current compensation plans and policies and the final regulations under Section 162(m), it is possible that the compensation to be paid to Mr. Young (primarily due to the stock option component of his compensation arrangement) for 1999 may exceed the $1 million limitation per officer.

                                   COMPENSATION COMMITTEE

                                   Gerald W. Ebker
                                   James J. Leto (Chairperson)
                                   John M. Toups

                                                                         24
     THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                             PERFORMANCE GRAPH

     The following graph compares the annual percentage change in the cumulative total return on Common Stock with the cumulative total return of the Nasdaq Composite Index and a Peer Index of companies with the same four-digit standard industrial classification (SIC) code as the Company (SIC Code 5045 -- Computers and Peripheral Equipment and Software)(1) for the period commencing December 31, 1993 and ending December 31, 1998.(2) The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                      December 31,
                ---------------------------------------------------------
                 1993      1994      1995      1996      1997      1998
                -------   -------   -------   -------   -------   -------
Nasdaq Index    100.00    104.99    136.18    169.23     207.00    291.96
Peer Index      100.00     64.68     84.09    113.36      99.58     93.52
GTSI            100.00     87.76     35.71     45.92      46.94     36.99

(1)  The 46 companies listed in SIC Code 5045 are:  Allstar Systems, Inc.; Alphanet Solutions, Inc.; Applied Cellular Tech.; Atec
     Group, Inc.; Bristol Tech. Sys.; Capital Associates, Inc.; CDW Computer Centers, Inc.; Celerity Systems, Inc.; CHS
     Electronics, Inc.; CompuCom Systems, Inc.; Continental Info. Sys.; Cumetrix Data Systems Corp.; Egghead.com, Inc.;  En Pointe
     Technologies; Enstar, Inc.; European Micro Holdings; Global Intellicom, Inc; Government Technology Services, Inc.; Heartland
     Technology, Inc.; IFS Intl., Inc.; Ikon Office Solutions; Ingram Micro, Inc.; Internet Commerce Cl. A.; Liuski International,
     Inc.; Mechanical Dynamics, Inc.; Merisel, Inc.; Miami Computer Supply Corp.; Michael Foods, Inc.; MicroAge, Inc.;
     Micros-to-Mainframes, Inc.; Omni U.S.A., Inc.; Orcad, Inc.; PC Services Source, Inc.; PCC Group, Inc.; Peerless Systems
     Corp.; Programmers Paradise, Inc.; Safeguard Scientific, Inc.; Sand Technology Systems International; Scansource, Inc.; SED
     Intl. Holdings, Inc.; Software Spectrum, Inc.; Syscomm Intl. Corp.; Tech Data Corporation; Tekgraf Inc., Cl. A.; and V-One
     Corp.

     Since last year's proxy statement, Actrade Intl. Ltd; Aurora Electronics, Inc.; Computer Integration Corp.; Computer
     Marketplace, Inc.; Dataflex Corporation; Hirel Holdings, Inc.; Infosafe Sys. Inc.; Intelligent Electronics, Inc.; OCG
     Technology, Inc.; Venturian Corp. and XOX Corp. were deleted from SIC Code 5045, and Cumetrix Data Systems Corp.; European
     Micro Holdings; Heartland Technology, Inc.; Internet Commerce CL.A.; and Tekgraf Inc., Cl. A. were added to SIC Code 5045.

(2)  Assumes:  (i) $100 invested on December 31, 1993 in GTSI common stock and in the stocks of the companies comprising the
     Nasdaq Composite Index and the Peer Index; and (ii) immediate reinvestment of all dividends.

                                                                         25
                          INDEPENDENT ACCOUNTANTS

     The Board has appointed Arthur Andersen LLP, independent accountants, to audit the Company's financial statements for the year ending December
31, 1999. A representative of Arthur Andersen is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.


                               ANNUAL REPORT

     A copy of the Company's 1998 Annual Report to Stockholders is being delivered to each stockholder as of the Record Date. The Company's Annual
Report on Form 10-K, as filed with the SEC, is also available free of charge to all stockholders of record as of the Record Date by writing to the Company at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151-0808,
Attention:  Investor Relations.


OTHER MATTERS

     The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, the proxies will vote the shares they represent as they deem advisable.


                                   By Order of the Board of Directors

                                   Judith B. Kassel
                                   Corporate Secretary


Chantilly, Virginia
April 5, 1999
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
[GTSI Logo]                            Government Technology Services, Inc.
                                                  3901 Stonecroft Boulevard
                                            Chantilly, Virginia  20151-0808

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held On May 18, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders
(the "Annual Meeting") of Government Technology Services, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Tuesday, May 18, 1999, at the Company's headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia, for the following purposes, each as more fully described in the attached Proxy Statement:

     1.   To elect eight directors to serve for the ensuing year.

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only holders of common stock at the close of business on March 22, 1999 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the proxy card appearing below as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                        By Order of the Board of Directors

Chantilly, Virginia                     Judith B. Kassel
April 5, 1999                           Corporate Secretary

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
                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                               GOVERNMENT TECHNOLOGY SERVICES, INC.
                                                1999 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Government Technology Services, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 1999, and Annual
Report on Form 10-K for the year ended December 31, 1998, and hereby appoints Dendy Young and Judith B. Kassel, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. on May 18, 1999, at the Company's headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:
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
     1.   ELECTION OF DIRECTORS:        [ ] FOR ALL nominees listed below            [ ] WITHHOLD AUTHORITY
                                        (except as marked to the contrary below).    to vote for ALL nominees listed below.

          (Instruction:  To Withhold the authority to vote for any individual nominee, mark the box next to the nominee's name below.)  Name of Nominee:
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
               [ ] Tania Amochaev       [ ] Gerald W. Ebker           [ ] Lee Johnson          [ ] Steven Kelman, Ph.D.
               [ ] James J. Leto        [ ] Lawrence J. Schoenberg    [ ] John M. Toups        [ ] Dendy Young

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
     2.   OTHER BUSINESS:
          In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

     Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s)
thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 AND AS SAID
PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

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
                                                                                Dated:                                       , 1999
                                                                                         ------------------------------------


                                                                                 --------------------------------------------------
                                                                                                    (Signature)

                                                                                 --------------------------------------------------
                                                                                                    (Signature)

                                                                                (This Proxy should be marked, dated and signed by
                                                                                each stockholder exactly as his or her name
                                                                                appears hereon, and returned promptly in the
                                                                                enclosed envelope.  Persons signing in a fiduciary
                                                                                capacity should so indicate.  If shares are held
                                                                                by joint tenants or as community property, both
                                                                                parties should sign.)
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